Exhibit 5.1
DLA Piper LLP (US)
4365 Executive Drive
San Diego, California 92121-2133
T 858.677.1400
F 858.677.1401
W www.dlapiper.com
June 23, 2009
Halozyme Therapeutics, Inc.
11388 Sorrento Valley Rd.
San Diego, CA 92121
Ladies and Gentlemen:
     You have requested our opinion with respect to certain matters in connection with the sale and issuance by Halozyme Therapeutics, Inc., a Delaware corporation (the “Company”), of up to an aggregate of 6,150,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, pursuant to a Registration Statement on Form S-3 (File No. 333-155787) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus dated November 28, 2008 (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement dated June 22, 2009, and further supplemented by the prospectus supplement dated June 23, 2009 to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together the “Prospectus Supplements”)
     In connection with this opinion, we have examined and relied upon the Registration Statement and the related Prospectus and Prospectus Supplements to be filed as an exhibit to a Current Report of the Company on Form 8-K, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.
     In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents.
     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold pursuant to that certain Underwriting Agreement by and between the Company and Jefferies & Company, Inc., dated June 23, 2008, in accordance with the Registration Statement and the related Prospectus and Prospectus Supplements, will be validly issued, fully paid and nonassessable.

     We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplements and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ DLA PIPER LLP (US)
DLA PIPER LLP (US)